Exhibit 99

          AMERICA ONLINE, INC. COMPLETES ACQUISITION OF MOVIEFONE, INC.


Dulles, VA, May 21, 1999 -- America Online, Inc. (NYSE: AOL) today announced that it has completed the acquisition of MovieFone, Inc. (NASDAQ: MOFN). The new brand will be called AOL MovieFone.

MovieFone stockholders approved the stock-for-stock, pooling-of-interests transaction at a MovieFone stockholder meeting today in New York. Under the terms of the agreement, MovieFone stockholders will receive 0.3339 shares of AOL common stock for each share of MovieFone common stock.

MovieFone is the largest movie listing guide and ticketing service in the country. Through its interactive telephone service (e.g. 777-FILM) and its online sister service MovieFone.com., MovieFone provides millions of moviegoers each week with a complete, free directory of movies, showtimes, theater locations, and the ability to purchase tickets.

About America Online

Founded in 1985, America Online, Inc., based in Dulles, Virginia, is the world's leader in interactive services, Web brands, Internet technologies, and e-commerce services. America Online, Inc. operates: two worldwide Internet services, America Online, with more than 17 million members, and CompuServe, with approximately 2 million members; several leading Internet brands including ICQ and Digital City, Inc.; the Netscape Netcenter and AOL.COM portals; and the Netscape Navigator and Communicator browsers. Through its strategic alliance with Sun Microsystems, the Company develops and offers easy-to-deploy, end-to-end e-commerce and enterprise solutions for companies operating in the Net Economy.

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